Mail Stop 3561

November 8, 2005


Via U.S. Mail

Mr. R. Jordan Gates
Chief Financial Officer
Expeditors International of Washington, Inc.
1015 Third Avenue, 12th Floor
Seattle Washington, 98104


	RE:	Expeditors International of Washington, Inc.
		Form 10-K for the year ended December 31, 2004
		Filed March 16, 2005
		File No. 0-13468

Dear Mr. Gates:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


Sincerely,



Linda Cvrkel
Branch Chief

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Mr. R. Jordan Gates
Expeditors International of Washington, Inc.
October 24, 2005
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